NOMINATING COMMITTEE CHARTER
OF
NF ENERGY SAVING CORPORATION

Purpose

The Nominating Committee (“Committee”) is appointed by the Board of Directors (“Board”) of NF Energy Saving Corporation (the “Company”) to (1) recommend to the Board director nominees to be presented at the annual meeting of stockholders and nominees to fill vacancies on the Board, whether caused by retirement, resignation, death, increase in the number of authorized directors or otherwise and (2) identify individuals qualified to become members of the Board.

Committee Membership

The Committee will consist of no fewer than two members, each of whom will be a director of the Company. Each member of the Committee will meet the listing standards of the NYSE AMEX relating to independence and all other applicable legal requirements.  Members will be appointed and removed by the Board. A majority of the members of the Committee will constitute a quorum.

Notwithstanding the preceding paragraph, if the Committee is comprised of at least three members, one member of the Board who is not defined as “independent,” and is not a current officer or employee or an immediate family member of such person, may be appointed to the Committee, if the Board determines that it is an exceptional and limited circumstance and that membership of such person on the Committee is required by the best interests of NFES and its shareholders, and the Board makes appropriate disclosure in the next annual meeting proxy statement (or in the next annual report of NFES on SEC Form 10-K or equivalent) subsequent to such determination, concerning the nature of the relationship and the reasons for that determination. A member of the Board appointed to the Committee pursuant to this exception may not serve for in excess of two years.

Committee Authority and Responsibilities

1. The Committee will have the responsibility to develop and recommend criteria for the selection of new directors to the Board including, but not limited to, skills, experience, time availability and such other criteria as the Committee shall determine to be relevant at the time.

2. The Committee will have the power to apply such criteria in connection with the identification of individuals to be Board members, as well as to apply the standards for independence imposed by the NYSE AMEX and all applicable federal laws and the underlying purpose and intent thereof in connection with such identification process.

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3. When vacancies occur or otherwise at the direction of the Board, the Committee actively will seek individuals who the Committee determines meet such criteria and standards for recommendation to the Board.

4. The Committee will have the authority to retain any search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms, at the company’s expense. The Committee also will have the authority to obtain advice and assistance from internal or external legal or other advisors, without consulting or obtaining the prior approval of any officer of the Company.

5. The Committee will evaluate candidates for nomination to the Board, including those recommended by shareholders. In that connection, the Committee will adopt procedures for the submission of recommendations by shareholders as it deems appropriate.

6. The Committee will recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders.

7. The Committee may form and delegate authority to subcommittees or members when appropriate.

8. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee will annually review its own performance.

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